Exhibit 99.3

October 13, 2006

Media General Completes Sale of WDEF-TV in Chattanooga to Morris Multimedia

Richmond, Va., and Savannah, Ga. – Media General, Inc. (NYSE: MEG) and Morris Multimedia, Inc., announced today the completion of Morris Multimedia’s purchase of Media General’s CBS television station WDEF in Chattanooga, Tenn. The final sales price was approximately $23 million, including working capital.

Media General first announced the definitive agreement for the sale of WDEF to Morris Multimedia on August 1, 2006. The company previously announced completion of the sale of its CBS television stations in Wichita, Kan., together with its three satellite stations, on September 25, 2006, and the divestiture of its CBS stations in Birmingham, Ala., and Mason City, Iowa, on October 12, 2006.

Marshall N. Morton, president and chief executive officer of Media General, said, “We are delighted to have completed all of our planned CBS station divestitures that we announced in July in just over two months, well before our target date of the end of this year, and to have substantially exceeded our original expectations of net proceeds available for debt repayment. We wish our former employees well and thank them for their dedicated service.”

Gross proceeds from the divestitures were approximately $135 million, including working capital. The transactions in the aggregate represent a multiple of 15 times 2004-2005 average broadcast cash flow for the divested stations. Media General will facilitate these transactions as a tax-deferred, like-kind exchange in conjunction with the acquisition of the four NBC stations completed on June 26, 2006. Net after-tax proceeds of approximately $125 million will be used for debt repayment.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets currently include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.